For Immediate Release

Company Contacts:
Robert Low	Bob Bannon
Vice President, Finance & CFO	Vice President, Investor Relations
MiddleBrook Pharmaceuticals, Inc.	MiddleBrook Pharmaceuticals, Inc.
(301) 944-6690	(301) 944-6710
rlow@middlebrookpharma.com	rbannon@middlebrookpharma.com

MiddleBrook Pharmaceuticals Reports
Second Quarter 2007 Results

Keflex Product Sales Total $2.7 Million in Quarter;
Amoxicillin PULSYS NDA under FDA Review - PDUFA Date in January 2008;
Process of Exploring Strategic Alternatives Ongoing

GERMANTOWN, Md. - August 2, 2007 - MiddleBrook Pharmaceuticals, Inc. (NASDAQ: MBRK), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended June 30, 2007.

MiddleBrook reported second quarter 2007 revenue of $2.7 million, up from revenue of $1.8 million in the first quarter of 2007 and from $0.3 million in the second quarter of 2006. Revenue for the first six months of 2007 increased to $4.5 million, from revenue of $1.2 million for the first six months of 2006.

MiddleBrook reported research and development (R&D) expenses in the second quarter of $5.4 million, compared to first quarter 2007 R&D expenses of $7.5 million and second quarter 2006 R&D expenses of $6.8 million. Total expenses for the second quarter of 2007 were $12.2 million, compared to $15.5 million in the first quarter of 2007 and $11.2 million in the second quarter of 2006.

Net loss was $9.5 million for the second quarter, down from a net loss of $13.7 million in the first quarter of 2007 and a net loss of $10.7 million in the second quarter of 2006. Net loss for the first six months of 2007 was $23.1 million, compared to a net loss of $18.3 million in the first six months of the prior year.

Net loss per share applicable to common stockholders during the second quarter of 2007 was ($0.21), compared to a net loss per share of ($0.38) in the prior quarter, and a net loss per share of ($0.35) in the comparable quarter of last year. Net loss per share applicable to common stockholders during the first half of 2007 was ($0.57), down from a net loss per share of ($0.61) in the first half of 2006.

“We are currently focused on advancing our Amoxicillin PULSYS NDA through the FDA review process in anticipation of FDA action by the end of January of next year,” stated Edward M. Rudnic, Ph.D., president and CEO of MiddleBrook. “Also, we have been active in exploring potential strategic alternatives, as directed by our board of directors, and will continue to earnestly engage in this ongoing effort.”

OPERATIONAL HIGHLIGHTS

Amoxicillin PULSYS NDA under Review - PDUFA Date January 23, 2008
On March 23, 2007, MiddleBrook resubmitted its once-daily Amoxicillin PULSYS New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) via the 505(b)(2) regulatory pathway . The Company was notified by the FDA that its NDA was accepted for filing on May 22, 2007, and that the application received a Prescription Drug User Fee Act (PDUFA) target action date of January 23, 2008.

Amoxicillin is currently not approved for once-daily dosing to treat pharyngitis. If approved for marketing, physicians prescribing Amoxicillin PULSYS would have available the first once-daily product in the aminopenicillin class for the treatment of pharyngitis while utilizing approximately one-half the amount of amoxicillin currently used. About 15 million patients annually seek relief of sore throat symptoms in the United States.

Keflex® Capsules (Cephalexin, USP) - Commercialization Update
During the second quarter, MiddleBrook continued the commercialization of its recently launched 750 mg strength Keflex capsules through a targeted and dedicated national contract sales force and MiddleBrook district sales managers. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750 mg capsules in the second quarter of 2007 were 84,897 prescriptions, a 29% increase from first quarter 2007 total prescriptions of 65,872.

MiddleBrook currently has approximately 55 contract sales representatives and six MiddleBrook district sales managers directly promoting Keflex 750mg capsules to targeted physicians across the U.S.

Process to Explore Strategic Alternatives Ongoing
As previously announced, MiddleBrook’s board of directors authorized the Company to evaluate various strategic alternatives to further enhance shareholder value. Subsequently, MiddleBrook retained Pacific Growth Equities, LLC, an investment bank focused on the life sciences industry, to assist in the evaluation of a full range of strategic alternatives available to the Company.

Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company’s operating plan, the sale of some or all of the Company’s assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.

FINANCIAL DETAILS

•
Total revenue, resulting entirely from net Keflex product sales, was $2.7 million in the second quarter of 2007, up from revenue of $1.8 million in the prior quarter, and $0.3 million for the second quarter of 2006. Revenue during the first six months of 2007 was $4.5 million, up from revenue of $1.2 million during the first six months of 2006. Increased product sales were mainly attributable to the Company’s Keflex 750 mg strength capsules which were launched during the second half of 2006.

•
Operating expenses. Second quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company’s clinical trials and research initiatives, were $5.4 million, down from $7.5 million in the previous quarter and $6.8 million in the second quarter of 2006. Decreased sequential R&D expenses in the second quarter of 2007 primarily were due to a decrease in clinical and product development costs.

Selling, general and administrative (SG&A) expenses totaled $6.3 million in the second quarter of 2007, down from $7.7 million in the first quarter of 2007, and up from $4.5 million in the second quarter of 2006, which did not include any selling or marketing expenses for Keflex 750 mg capsules. Lower SG&A expenses in the second quarter of 2007 versus the first quarter of 2007 were primarily due to a decrease in regulatory fees and marketing costs.

Stock-based compensation recorded in the second quarter 2007 was a total of $0.7 million, consisting $0.3 million recorded in R&D expense and $0.4 million recorded in SG&A expense. In the first quarter 2007 and second quarter 2006, total stock-based compensation was an expense of $0.6 million and $0.9 million, respectively.

•
Net loss for the second quarter of 2007 was $9.5 million. This compares to a net loss of $13.7 million in the first quarter of 2007, and $10.7 million in the second quarter of 2006. Net loss for the first six months of 2007 was $23.1 million, compared to a net loss of $18.3 million for the first six months of 2006.

•
Net loss per share applicable to common stockholders for the second quarter of 2007 was ($0.21), down from a loss per common share of ($0.38) in the prior quarter and ($0.35) in the second quarter of 2006. Lower net loss per share in the second quarter of 2007 compared to prior periods was attributable mainly to a reduced net loss and higher shares outstanding in the second quarter of 2007 versus prior periods.

Per share figures were computed on the basis of an average of 45.3 million shares outstanding in the second quarter of 2007, 36.4 million shares outstanding in the first quarter of 2007, and 30.3 million shares outstanding in the second quarter of 2006.

•
Cash and marketable securities increased by $6.2 million during the second quarter. Changes were composed of $22.4 million of net proceeds from the Company’s private placement of common stock, and $1.6 million for non-cash expenses; offset by $9.5 million of operating losses, $0.7 million in loan payments, and $7.6 million for working capital changes and other items primarily resulting from a reduction in accounts payable during the quarter.

•
The Balance Sheet at the end of the second quarter of 2007 reflected $12.2 million of unrestricted cash, cash equivalents and marketable securities, compared to $6.0 million as of March 31, 2007, and $20.9 million as of June 30, 2006. During the second quarter of 2007, MiddleBrook completed a private placement of equity resulting in approximately $22.4 million of net proceeds to the Company. MiddleBrook’s existing credit facility requires that the Company maintain a minimum balance of $5 million of cash, cash equivalents, and marketable securities.

•
Deferred product revenue. Due to the Company’s corporate name change on June 28, 2007, inventories of products on hand must be relabeled. During the relabeling process in July and August, the Company will be unable to fill customer orders. In order to minimize the costs of relabeling as well as to avoid stock-out situations at wholesalers while the relabeling process is underway, the Company offered at the end of the quarter a one-time incentive to wholesalers to purchase up to a two-month supply of Keflex products. This incentive offer resulted in orders of approximately $2.0 million of sales. Revenue recognition for this transaction has been deferred as of June 30, 2007. The Company expects to recognize the revenue during the third quarter of 2007, the period when the related product is expected to be sold by the wholesalers.

FINANCIAL GUIDANCE AND FUTURE CASH REQUIREMENTS

MiddleBrook’s estimates for its 2007 financial results remain unchanged. As previously announced, in order to preserve corporate resources, the Company initiated cost reductions including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults, and elimination of other discretionary spending.

Total revenue for 2007 is expected to be approximately $10 million to $14 million, resulting from Keflex product sales. Net loss for the year is expected to be between $36 million and $40 million, or approximately $0.82 to $0.92 per diluted common share, based on approximately 43.7 million outstanding shares. Non-cash charges for 2007, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. Total cash used in 2007 is estimated to be between $25 and $33 million.

These 2007 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, August 2, 2007 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the MiddleBrook Pharmaceuticals conference call hosted by Dr. Rudnic. A replay of the call will be available on August 2, 2007 beginning at 12:30 PM ET and will be accessible until Thursday, August 9, 2007 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 11402447.

The conference call will also be broadcast simultaneously on the Company’s website, www.middlebrookpharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the MiddleBrook website.

ABOUT MIDDLEBROOK PHARMACEUTICALS:
MiddleBrook Pharmaceuticals, Inc. (NASDAQ: MBRK, formerly Advancis Pharmaceutical Corporation) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or “pulses,” are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYSTM. By examining the resistance patterns of bacteria and applying its delivery technologies, MiddleBrook has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on MiddleBrook, please visit www.middlebrookpharma.com.

ABOUT KEFLEX:
Keflex® (cephalexin capsules, USP) is a second-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.

This announcement contains historical financial information as of and for three-month and six-month periods ended June 30, 2007 and June 30, 2006 that is unaudited, and MiddleBrook assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on MiddleBrook’s current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company’s product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic’s comments and expectations concerning the Company; the Company’s initiatives to develop improved antibiotics; the Company’s existing and anticipated collaborative agreements; and any financial forecasts and projections for 2007 and thereafter included under the Financial Guidance section of this announcement.

The actual results realized by MiddleBrook could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company’s financial results and the ability of the Company to (1) raise additional capital and continue as an ongoing concern, (2) increase Keflex 750 sales, (3) obtain FDA approval for its Amoxicillin PULSYS product candidate, (4) successfully reduce costs, (5) maintain compliance with its outstanding credit facility with Merrill Lynch Capital, (6) reach profitability, (7) prove that the preliminary findings for its product candidates are valid, (8) receive required regulatory approvals, (9) successfully conduct clinical trials in a timely manner, (10) establish its competitive position for its products, (11) develop and commercialize products that are superior to existing or newly developed competitor products, (12) develop products without any defects, (13) have sufficient capital resources to fund its operations, (14) protect its intellectual property rights and patents, (15) implement its sales and marketing strategy, (16) successfully attract and retain collaborative partners, (17) successfully commercialize and gain market acceptance for its Keflex products, (18) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (19) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. MiddleBrook undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

####

MIDDLEBROOK PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Product sales	$2,680,558	$336,357	$4,453,595	$1,196,588

Costs and expenses:
Cost of product sales	447,236	25,021	680,871	77,606
Research and development	5,447,199	6,762,016	12,976,071	13,963,216
Selling, general and administrative	6,309,553	4,459,196	13,998,205	6,931,783
Total expenses	12,203,988	11,246,233	27,655,147	20,972,605

Loss from operations	(9,523,430)	(10,909,876)	(23,201,552)	(19,776,017)

Interest income	221,173	232,826	355,200	526,588
Interest expense	(175,670)	(25,312)	(369,565)	(50,283)
Other income (loss)	-	(23,185)	75,000	976,815

Net loss	$(9,477,927)	$(10,725,547)	$(23,140,917)	$(18,322,897)

Basic and diluted net loss per share	$(0.21)	$(0.35)	$(0.57)	$(0.61)

Shares used in calculation of basic and diluted net loss per share	45,348,396	30,281,280	40,890,735	30,162,840

MIDDLEBROOK PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$6,279,419	$14,856,738
Marketable securities	5,952,930	522,723
Accounts receivable, net	2,770,991	303,514
Inventories, net	1,832,824	2,077,390
Prepaid expenses and other current assets	1,633,229	1,682,685
Total current assets	18,469,393	19,443,050

Property and equipment, net	12,513,167	11,764,627
Restricted cash	872,180	872,180
Deposits and other assets	581,279	1,548,585
Intangible assets, net	7,798,489	8,377,327
Total assets	$40,234,508	$42,005,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,502,298	$2,285,736
Accrued expenses and advances	4,633,599	7,817,224
Lines of credit and short-term debt	5,555,556	6,888,889
Note payable	-	75,000
Deferred product revenue	2,178,644	189,000
Total current liabilities	14,870,097	17,255,849

Deferred contract revenue	11,625,000	11,625,000
Deferred rent and credit on lease concession	1,227,011	1,252,900
Total liabilities	27,722,108	30,133,749

Commitments and contingencies Stockholders' equity:
Preferred stock, undesignated	-	-
Common stock, par value	466,133	363,625
Capital in excess of par value	188,270,673	164,593,930
Accumulated deficit	(176,226,379)	(153,085,462)
Accumulated other comprehensive income (loss)	1,973	(73)
Total stockholders' equity	12,512,400	11,872,020
Total liabilities and stockholders' equity	$40,234,508	$42,005,769

The accompanying notes are an integral part of these financial statements.

MIDDLEBROOK PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss	(23,140,917)	(18,322,897)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,929,978	1,961,118
Stock-based compensation	1,290,286	1,761,118
Deferred rent and credit on lease concession	(25,889)	3,323
Amortization of premium on marketable securities	(60,642)	218,547
Loss on disposal of fixed assets	-	23,185
Recognition of advance payment for potential sale of Keflex	-	(1,000,000)
Changes in:
Accounts receivable	(2,467,478)	682,785
Inventories	244,566	(272,328)
Prepaid expenses and other current assets	49,456	(124,845)
Deposits other than on property and equipment, and other assets	37,843	-
Accounts payable	216,562	(281,492)
Accrued expenses and advances	(3,239,993)	(46,180)
Deferred product revenue	1,989,644	-
Net cash used in operating activities	(23,176,584)	(15,397,666)

Cash flows from investing activities:
Purchase of marketable securities	(5,867,518)	(9,632,379)
Sale and maturities of marketable securities	500,000	15,155,000
Purchases of property and equipment	(19,592)	(50,653)
Deposits on property and equipment	(1,150,625)	(250,000)
Proceeds from sale of fixed assets	-	25,000
Change in restricted cash	-	730,084
Net cash provided by (used in) investing activities	(6,537,735)	5,977,052

Cash flows from financing activities:
Proceeds from issuance of debt, net of issue costs	-	7,792,976
Payments on lines of credit	(1,333,333)	(1,445,319)
Proceeds from private placement of common stock, et of issuance expenses	22,412,260	-
Proceeds from exercise of common stock options	58,073	276,702
Net cash provided by financing activities	21,137,000	6,624,359
	-	-
Net decrease in cash and cash equivalents	(8,577,319)	(2,796,255)
Cash and cash equivalents, beginning of period	14,856,738	18,116,968
Cash and cash equivalents, end of period	6,279,419	15,320,713